UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2016

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7707 Gateway Blvd, Suite 140, Newark, California		94560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510.456.4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Amendment No. 1 to Form 8-K amends the Company's Form 8-K dated January 11, 2016 (the "Original Report") to provide information required by 5.02(e) of Form 8-K and to add reference to an amended employment agreement entered into by the Company and Dr. Ian Massey on January 14, 2016. This Amendment No. 1 effects no other changes to the Original Report, the substance of which is restated here.

On January 11, 2016, the board of directors (the "Board") of StemCells, Inc. (the "Company") announced the appointment of Dr. Ian Massey as the Company’s President and Chief Executive Officer, effective January 18, 2016. Dr. Massey was also elected to the Company’s Board of Directors. Dr. Massey will succeed Martin McGlynn, who will resign as Chief Executive Officer and as a director of the Company effective January 17, 2016.

Mr. McGlynn will be entitled to severance compensation and other benefits in accordance with the terms and provisions of a separation and consulting agreement entered into by the Company and Mr. McGlynn on January 10, 2016. Under the terms of this separation agreement, Mr. McGlynn will receive a one-time lump sum payment of $570,000, salary continuation for 12 months at his current base wage rate, and accelerated vesting of certain of his outstanding equity awards.

Dr. Massey, 65, has been with the Company since March 2015 as its President and Chief Operating Officer. Before joining the Company, Dr. Massey spent over thirty years in the pharmaceutical industry, most recently as Chief Operating Officer and President of U.S. Operations of Biotie Therapies Corporation, a publicly traded Finnish company focused on neurodegenerative and psychiatric disorders. Prior to this, in May 2006, Dr. Massey co-founded Synosia Therapeutics. Under Dr. Massey’s leadership as President and Chief Executive Officer, Synosia licensed a portfolio of drug candidates from Novartis AG, Hoffman-La Roche AG, and Syngenta AG for clinical development as potential therapeutics for the treatment of central nervous system disorders. Dr. Massey’s career in the pharmaceutical industry has included over 28 years with Syntex Research and then Roche, where he held positions of increasing responsibility including (i) Vice President and Director of Preclinical Research and Development for Roche Bioscience, (ii) Senior Vice President, Head of the Neurobiology Business Unit and Central Research and Development, Roche Bioscience, and (iii) Senior Vice President, Head of Research and Preclinical Development, Roche Palo Alto. Dr. Massey received his D. Phil Degree in Organic Chemistry from Oxford University and then undertook postdoctoral work first in the Institute of Organic Chemistry at Syntex Research and then with Professor Carl Djerassi at Stanford University.

In connection with his appointment as the Company’s President and Chief Executive Officer, on January 14, 2016, Dr. Massey and the Company entered into an amendment to his existing employment agreement. Pursuant to this amendment, Dr. Massey's base annual salary will be increased, effective January 18, 2016, from $380,000 to $520,000 and his target bonus will be increased from 40% to 50%. In addition, the Company will award him restricted stock units to receive up to 1,250,000 shares of Company common stock, with vesting of these units tied to the timely and successful conduct and completion of the Company’s ongoing Phase II clinical study in spinal cord injury.

There is no arrangement or understanding between Dr. Massey and any other person pursuant to which Dr. Massey was selected to serve as the Company’s President and Chief Executive Officer. There are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Dr. Massey has a direct or indirect material interest. There are no family relationships between Dr. Massey and any of the directors or officers of the Company or any of its subsidiaries.

Item 8.01 Other Events.

On January 11, 2016, the Company issued a press release announcing Mr. McGlynn’s departure and Dr. Massey’s appointment as President and Chief Executive Officer. A copy of the press release was attached as Exhibit 99.1 to the Original Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

January 14, 2016	By:	/s/ Kenneth B. Stratton

Name: Kenneth B. Stratton
Title: General Counsel